Exhibit 99.1

Burlington Stores, Inc. Announces Pricing of Offering of Convertible Senior Notes

BURLINGTON, N.J., April 13, 2020 (GLOBE NEWSWIRE) — Burlington Stores, Inc. (NYSE: BURL) (the “Company”) announced today that it has priced its private offering of $700 million aggregate principal amount of 2.25% convertible senior notes due 2025 (the “Notes”). The Company also granted the initial purchasers of the Notes an option to purchase up to an additional $105 million aggregate principal amount of the Notes. The offering is expected to close on April 16, 2020, subject to market and other conditions. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes.

The Notes will be senior, unsecured obligations of the Company and interest will be payable semi-annually in cash at a rate of 2.25% per annum on April 15 and October 15 of each year, commencing on October 15, 2020. The Notes will mature on April 15, 2025 unless converted, repurchased or redeemed prior to such date. Prior to January 15, 2025, the Notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled in shares of the Company common stock, cash or a combination of cash and shares of the Company common stock, at the Company’s election.

The Notes will have an initial conversion rate of 4.5418 shares of common stock per $1,000 principal amount of Notes (subject to customary adjustments in certain circumstances). This represents an initial effective conversion price of approximately $220.18 per share. The initial conversion price of the Notes represents a premium of approximately 32.5% to the $166.17 per share closing price of the Company common stock on April 13, 2020.

The Company may redeem all or any portion of the Notes, at its option, on or after April 15, 2023, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption.

Holders of Notes may require the Company to repurchase their Notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if the Company issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for holders who elect to convert their Notes in connection with such corporate event or during the relevant redemption period for such Notes.

The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. Neither the Notes nor any shares of common stock issuable upon conversion of the Notes has been, nor will be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any Notes (including the shares of the Company’s common stock, if any, into which the Notes are convertible).

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release, including those regarding the offering, the timing of the closing of the offering and the anticipated use of proceeds from the offering, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including COVID-19, or natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Investor Relations Contacts:

David J. Glick

855-973-8445

lnfo@Burlinqtonlnvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225